EXHIBIT 23.6

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated January 12, 1996, related to the consolidated financial statements of Century 21 Region V, Inc. and Subsidiaries as of and for the year ended July 31, 1995, included in the Company's Current Report on Form 8-K dated February 16, 1996.



s/WHITE, NELSON & CO. LLP

Anaheim, California
June 18, 1996